Exhibit 10.2

INDEX LICENSE AGREEMENT

This Index License Agreement together with all exhibit(s) attached hereto (this “Agreement”), dated as of this 7th day of May, 2019, (the “Commencement Date”), is made by and between Crescent Crypto Index Services LLC, a Delaware limited liability company (the “Licensor”), and United States Commodity Funds, LLC, a Delaware limited liability company (“USCF” or the  “Licensee”).

WHEREAS, the Licensor itself or through its applicable affiliate(s), calculation agent(s) or other applicable third parties,  compiles, calculates and maintains one or more indices  (each, an  “Index”), each of which is identified in Exhibit A (which may be updated from time to time by the parties);

WHEREAS, the Licensor owns rights in and to each Index, proprietary and confidential data related thereto (the “Confidential Index Data”),  non-confidential proprietary data related thereto (the “Index Data”), and the Licensor Marks (defined below);

WHEREAS, the Licensor uses and has trademark rights to the CRESCENT CRYPTO trademark (together with any other trademarks of the Licensor identified on Exhibit A, individually and collectively referred to as the “Licensor Marks”);

WHEREAS, the Licensee wishes to use the Index(s),  the Confidential Index Data, the Index Data, and the Licensor Marks, pursuant to the terms and conditions hereinafter set forth, in connection with: (i) creating, offering, operating, marketing and promoting one or more exchange-traded products that would invest in a portfolio of cryptocurrencies with the goal of substantially replicating the Index(s) (as further described on Exhibit B (which may be updated from time to time by the parties),  each, a  “Fund”) and (ii) making all disclosures about the Fund as are required by Applicable Law, including to disclose that the Licensor is the creator and owner of the Index.  As used herein, “Applicable Law” means any and all applicable law (including any securities, commodities, and banking law), statute, ordinance, code, rule, order, decree, official guideline, interpretation, guidance, permit, license, regulation or other directive which is legally binding and has been enacted, issued or promulgated by any governmental authority, including any of the foregoing promulgated by any U.S. or non-U.S. self-regulatory organization or other similar organization responsible for regulating the Licensee, the offer, sale, distribution or marketing of the Fund’s interests, or any other aspect of the Fund’s operations; and

WHEREAS, Crescent Crypto Manager LLC, an affiliate of the Licensor,  and the Licensor (with respect to certain provisions) have entered into a Services and Advisory Agreement with USCF dated as of the date hereof (the “Advisory Agreement”) with respect to each Fund.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, it is agreed as follows:

1.          Grant of License.

(a)         Subject to the terms and conditions of this Agreement, the Licensor hereby grants to the Licensee a limited, revocable, non-transferable,  non-sub-licensable  (except as set forth in Section 1(b)) license: (i) to use the Index,  Confidential Index Data, Index Data, and any information or materials provided by Licensor to Licensee bearing or relating to the Index,  solely in connection with creating, offering, operating, marketing and promoting the Fund in the Territory (as defined on Exhibit B), and (ii) to use, reproduce, and refer to the Licensor Marks in the name of the Fund (such name subject to the Licensor’s prior approval, and Exhibit B shall be updated to identify such pre-approved name), and in connection with the marketing and promotion of the Fund, including in order to indicate that the Fund is based on the Index and that the Licensor is the source of the Index, and as may otherwise be required by Applicable Law, or under this Agreement.

(b)         USCF shall be the sponsor and operator of the Fund.  The Licensee may sublicense its rights under this Agreement to: (i) the Fund; (ii) the Delaware statutory trust sponsored by USCF of which the Fund is a series thereof; (iii) other of USCF’s affiliates, in each of the foregoing in subsections (i), (ii), and (iii), solely as necessary to facilitate the operation and promotion of the Fund (including the marketing and distribution of interests in the Fund pursuant to this Agreement); and (iv)  the third party website provider that provides services for Licensee and the Fund (the “Website Provider”) solely as necessary for the Website Provider to perform its obligations in connection with the development, operation and maintenance of the website for the Fund on behalf of and for the benefit of Licensee.  The Licensee shall ensure that any and all such sublicensees described in subsections (i) through (iv) comply with all applicable terms and conditions of this Agreement, and Licensee shall remain responsible and liable for any acts or omissions of such sublicensees. Except as expressly set forth in the foregoing in this Section 1(b), the licenses granted herein are non-sublicensable.

(c)         During the Term (as defined in Section 3), Licensor shall not itself, and shall not license any third party to create, offer, operate, market and promote another public fund based on the Index and to be offered in the Territory.  Except as expressly set forth in the foregoing sentence, the licenses granted herein are non-exclusive and nothing contained in this Agreement shall be construed to restrict or limit the Licensor’s business activities in any manner, including Licensor’s rights to itself use, and/or license the Index,  Index Data, the Confidential Index Data, or the Licensor Marks to any other person or entity at any time. Without limiting the generality of the foregoing, the Licensor may share data and other information about the Index with third parties (such as ETF market makers and authorized participants) for a fee or otherwise, to the extent permitted by Applicable Law.

(d)         During the term of this Agreement: (i) Licensor will not manage, sponsor, offer or seek to develop another fund whose shares are publicly-traded and offered in the U.S. that is based on the Index, and (ii) Licensee will not manage, sponsor, offer, or seek to develop a fund whose shares are publicly-traded and offered in the U.S. that is either based on the Index or that has cryptocurrency as its core investment strategy. Except as expressly set forth in the foregoing sentence (and subject to Licensor’s intellectual property rights), nothing contained in this Agreement shall be construed to restrict or limit USCF’s business activities.

(e)         In the event the Licensor develops a cryptocurrency index other than the Index (“Other Index”) during the Term, the Licensor shall first offer the Licensee the option to license such Other Index (and any related Licensor trademarks, as applicable) on substantially similar terms as those set forth in this Agreement and any trading support services agreement then in effect between the parties, prior to entering into any agreement to license such Other Index to any third party for the purpose of creating a publicly traded fund on any U.S. securities exchange.  If at any time during the Term, the Licensor develops such Other Index, it will first notify the Licensee, and the Licensee shall have ten (10) business days (excluding any day that is a Saturday or Sunday or a day on which The New York Stock Exchange is closed) after receipt of the Licensor’s notice to notify the Licensor of its decision regarding whether or not to license such Other Index.  If the Licensee does not provide the Licensor with its decision within such ten (10) business day period, the Licensor may offer such Other Index to a third party.

2.          Ownership; Specific Restrictions.

(a)         The Licensee acknowledges that the Index, the Index Data, Confidential Index Data, and the Licensor Marks are the exclusive property of the Licensor and, subject to Section 7(b), that the Licensor has and retains all intellectual property and other proprietary rights therein, including without limitation, all copyright, trademark, trade secret, data and database rights (all of the foregoing collectively, “Intellectual Property”) in and to the Licensor Marks, the Index Data, Confidential Index Data, the Index and its underlying algorithms, data and databases.

(b)         Without limiting the generality of the foregoing, the Licensee expressly acknowledges and agrees that the Index, the Index Data, and the Confidential Index Data are selected, compiled, coordinated, arranged and prepared by the Licensor through the application of methods and standards of judgment used and developed through the expenditure of considerable work, time and money by the Licensor.  The Licensee also expressly acknowledges and agrees that the Index, the Confidential Index Data, and the Licensor Marks are valuable assets of the Licensor and the Licensee agrees that it will use commercially reasonable best efforts to prevent any unauthorized use of the non-public information provided to it concerning the selection, compilation, coordination, arrangement and preparation of the Index and/or the Confidential Index Data.

(c)         Nothing contained in this Agreement constitutes a license to the Licensee to use the Index, the Index Data, and the Confidential Index Data, or the Licensor Marks other than as expressly provided herein.  Except as otherwise specifically provided herein, the Licensor reserves all rights to the Index, the Index Data, and the Confidential Index Data, and the Licensor Marks, and other than the limited license rights granted above, this Agreement shall not be construed to confer upon the Licensee any other rights, including any ownership right or equity interest in, the Index, the Index Data, the Confidential Index Data, the Licensor Marks, or any Intellectual Property pertaining thereto.  For the avoidance of doubt, the Licensee does not obtain, by virtue of this Agreement or otherwise (unless pursuant to a separate agreement between the parties) any rights to use any other Intellectual Property or materials of the Licensor (or its licensors), including without limitation, any website content, advertising, or other materials of Licensor related to the Index, and the Licensee shall indemnify, defend, and hold harmless the Licensor (pursuant to the indemnification provisions below) for any Losses (as defined below) incurred by Licensor in connection with any such unauthorized use.  Further, the Licensee agrees not to, and to not solicit or explicitly permit any third party to create, issue, list or trade options, futures, structured products or other derivatives on the Fund, in each case, without the Licensor’s prior written consent; provided, however, that the Licensee may solicit third parties to create, issue, list or trade, options on the Fund without the Licensor’s prior written consent, in which case the Licensee will use its best efforts to inform the Licensor either prior to or shortly after such solicitations, as practicable, and give the Licensor the opportunity to interact with such third party to offer the Licensor’s data and services to such third party.  The Licensor agrees to consult with the Licensee about the advisability of approaching a third party with respect to listing options.  For the avoidance of doubt, the Licensee will not be liable in any respect for any derivative of any kind on the index or fund created by a third party without the Licensee’s knowledge or consent.

(d)         Licensee shall use the Confidential Index Data and Index Data solely in connection with creating, offering, operating, marketing and promoting the Fund,  and as may be required to comply with Applicable Law, including the rules of any national securities exchange on which the Fund’s shares are listed and any self-regulatory organization with regulatory jurisdiction over the Fund, in connection with the use of the Index as expressly authorized in Section 1(a).  Data related to the Index shall be considered Index Data, and not Confidential Index

Data, if (i) such data is requested or required to be made public or available by relevant regulatory authorities or (ii) if Licensor provides Licensee approval in writing for treatment of such data as Index Data as may be necessary or advantageous for the performance of the parties’ obligations under this Agreement. For the avoidance of doubt,  such written approval may be granted via email.  Licensee shall be authorized to provide Index Data to the Fund’s service providers as deemed appropriate by the Licensee in its reasonable discretion in connection with creating, offering, operating, marketing and promoting the Fund and as permitted hereunder.  Without limiting the generality of the foregoing, in no event shall the Licensee itself (or authorize any third party to): (x) distribute, display, publish, or otherwise make available the Index Data to any third party or any affiliate other than in connection with creating, offering, operating, marketing and promoting the Fund and as permitted hereunder;  (y) use the Index Data for research purposes (including in connection with any research reports) other than in connection with creating, offering, operating, marketing and promoting the Fund and as permitted hereunder; and/or (z) use the Index Data to create financial products other than those expressly authorized hereunder.   For the avoidance of doubt, solely in connection with Informational Materials, the Licensee shall be permitted to create (and shall be permitted to authorize a  third party to create) derivative works or products from the Index Data, or reproduce or further transmit or distribute the Index Data in any type of format or by any means, including but not limited to the Internet, Intranet, or other type of network.

(e)         The Licensee acknowledges that the Index,  Index Data, the Confidential Index Data, and the compilation and composition thereof, and any changes therein, are and will be in the complete control and sole discretion of the Licensor; provided, however, that the Licensee shall be promptly notified of any such changes to the extent reasonably practicable under the circumstances.

(f)         Nothing contained in this Agreement constitutes a license to Licensor of Licensee’s Intellectual Property or materials of Licensee (or its licensors), including without limitation, any trademarks, website content, advertising, or other materials of Licensee; provided however, that nothing herein shall be construed to restrict Licensor’s right to use the Licensee’s name, trademark, other Intellectual Property of the Licensee, or public information regarding the Licensee, in each case, as reasonably necessary for archival, regulatory/compliance purposes, and/or to reference and describe Licensee and its relationship to Licensor in a factually accurate manner.

3.          Term.

The term of this Agreement shall commence as of the Effective Date and shall remain in full force and effect for five (5) years following the Effective Date, unless this Agreement is terminated earlier as provided herein (such term being referred to herein as the “Initial Term”).  At the end of the Initial Term, this Agreement shall automatically renew for successive three-year periods (each, a “Renewal Term”) unless either party terminates this Agreement by providing the other party a written notice to that effect ninety (90) days prior to the end of the then-current term  (The Initial Term and the Renewal Term, the “Term”).

4.          Fees.     As consideration for the license granted herein, the Licensee shall pay to the Licensor the fees as set forth on Exhibit C (the “Fees”).

5.          Termination.

(a)         If a party (the “Breaching Party”) is in material breach of any terms of this Agreement, either the Licensor or the Licensee, as the case may be, may so notify the Breaching

Party in writing, specifying the nature of the breach in reasonable detail.  The Breaching Party shall have thirty (30) calendar days from delivery of that notice to correct the breach; provided that, if the breach is not cured within that period, the other party may terminate this Agreement after the conclusion of the thirty-day period and upon ninety (90) days’ written notice to the Breaching Party.

(b)         Either the Licensor or the Licensee may terminate this Agreement upon thirty (30) days’ written notice to such other party if the Licensor or the Licensee, as the case may be, is dissolved or its existence is terminated; becomes insolvent or bankrupt or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; has a custodian, trustee, or receiver appointed for it, or for all or substantially all of its property; has bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy or similar law for the relief of debtors, instituted by or against it, and, if instituted against it, any of the foregoing is allowed or consented by the other party or is not dismissed within sixty (60) days after such institution.

(c)         Either the Licensor or the Licensee may terminate this Agreement upon ninety (90) days’ written notice to the other party if:

(i)          any adverse finding is made in respect of, or official sanction imposed on, any party by any relevant regulatory authority which would be likely to have a material adverse effect on such party’s ability to perform its obligations under this Agreement;

(ii)         the Licensor or the Licensee, as the case may be, determines in its sole discretion that its compliance with any new legislation or regulatory guidance in respect of the performance of its obligations hereunder will result in material hardship or material expense to the Licensor or the Licensee, as applicable;

(iii)       any material litigation or regulatory proceeding regarding the Licensor or the Licensee, as the case may be (the “Affected Party”), is commenced and the other party, in its sole discretion, expects such litigation or proceeding to have a material adverse effect on the Affected Party; or

(iv)        any material litigation or regulatory proceeding regarding the Fund is commenced which is reasonably likely to require the Fund to cease existence, and no successor Fund is commenced with similar investment objectives.

(d)         The Licensor may terminate this Agreement upon written notice to the Licensee in the event of: (i) USCF’s disqualification as the sponsor of a fund registered under the Securities Act of 1933, and/or (ii) the liquidation of the Fund.

(e)         Notwithstanding anything to the contrary herein, the Licensor shall have the right, in its sole discretion, to cease compiling, arranging for the calculation and publishing the value of the Index at any time that the Licensor determines that such Index no longer meets or will not be capable of meeting the criteria established by the Licensor for maintaining the Index, in which case, Licensor shall provide at least one hundred and eighty (180) days’ prior written notice to Licensee of such discontinuance and shall specify whether a replacement or substitute index will be available in accordance with the Advisory Agreement.  Licensee shall have the option under the Advisory Agreement to use any such replacement index under the terms thereunder by notifying Licensor within ninety (90) days of receiving written notice from Licensor regarding the replacement index, on the same terms and conditions as USCF or the Fund previously used the discontinued Index. For the avoidance of doubt, to the extent the Licensor determines it cannot maintain and calculate the Index due to a material adverse development, such as changes in the regulation of the Index’s component assets that make such assets unsuitable for the Index’s criteria or incapable of achieving the Index’s investment objective, or market developments that make it impractical to carry out the Index’s objective, Licensor shall promptly notify Licensee in writing following such determination.  Licensor agrees to use commercially reasonable efforts to assist Licensee with the orderly wind down of the Fund’s operations, the transition to a new investment strategy, or other course of action determined by Licensor and Licensee to be in the best interest of the Fund and its shareholders.

(f)         The Licensor may terminate this Agreement, upon prompt written notice to the Licensee, if: (i) the Confidential Index Data, the Index Data, or other data necessary for providing the Index ceases to be made available to the Licensor; (ii) the Licensor’s right to receive such data in the form of a “feed” is terminated;  and/or (iii) the Licensor’s right to redistribute such data received is materially restricted such that it cannot comply with disclosure requirements applicable to the Fund. In such case, Licensor agrees to use commercially reasonable efforts to assist Licensee with the orderly wind down of the Fund’s operations, the transition to a new investment strategy, or other course of action determined by Licensor and Licensee to be in the best interest of the Fund and its shareholders.

(g)         Upon expiration or termination of this Agreement for any reason: (i) all applicable licenses granted herein will immediately terminate; and (ii) the Licensee shall promptly cease all use of the Index, the Confidential Index Data, the Index Data, the Licensor Marks, and any other Intellectual Property of Licensor; and (iii) Section 2, Section 4 (until such time all applicable Licensee Fees are paid), Section 5(h), Sections 8, 9, 10, 11, and 12 shall survive the expiration or termination of this Agreement.

(h)         Termination of this Agreement shall be without payment of any penalty. Upon expiration or termination of this Agreement, the Licensee shall promptly pay any Fees due or owing at the time of such expiration or termination, and no  other fees under Section 4 of this Agreement will be payable to the Licensor by the Licensee after termination of this Agreement as set forth in this Section 5 except any such outstanding fees.  The Fees for the month in which this Agreement is terminated will be pro-rated based on the number of days in the month during which the Agreement was in effect.

6.          Additional Obligations.

(a)         The Licensor is not, and shall not be, obligated to engage in any way or to any extent in any marketing or promotional activities in connection with the Fund or in making any representation or statement to investors or prospective investors in connection with the marketing or promotion of the Fund by the Licensee; provided, however, that Licensor shall (a) provide such information and data as may reasonably be requested by Licensee regarding the principals of Licensor and the Index for inclusion in regulatory filings and marketing materials for the Fund, (b) make reasonably available upon adequate notice speakers for the Funds’ marketing events and persons to be interviewed by the press who can describe the Index and its calculation and maintenance, and (c) such other activities as the parties hereto may mutually agree from time to time.

(i)          The Licensor shall respond in a timely fashion to any reasonable written requests by the Licensee for information regarding the Index;

(ii)         The Licensor or its agent shall directly or indirectly through a third-party vendor calculate the value of the Index in accordance with the Licensor’s current procedures, which procedures may be modified by the Licensor from time to time; provided, however, the Licensor will provide the Licensee with 60 days’ prior notice of any such modification;  and

(iii)       The Licensor shall use its best efforts to promptly correct, or instruct its agent to correct, any mathematical errors made in the Licensor’s computations of the which are brought to the Licensor’s attention by the Licensee; provided however, that nothing in this Section 6 shall give the Licensee the right to exercise any judgment or require any changes with respect to the Licensor’s method of composing, calculating, determining, or maintaining the Index; and, provided, further, that nothing herein shall be deemed to modify the provisions of Section 10 of this Agreement.  To the extent the Licensee initially notifies the Licensor of any error orally, the Licensee shall promptly confirm the details of such error in a writing delivered to the Licensor.

(b)         The Licensor shall provide the Confidential Index Data and the Index Data identified in Exhibit B (if any) to the Licensee’s employees, agents or other third parties as agreed from time to time between Licensor and Licensee, and with respect to the Confidential Index Data, consistent with the provisions of Section 8 hereunder.

7.          Trademark Filings; Protection of Intellectual Property; Quality Control.

(a)         During the Term, the Licensor shall apply for and/or maintain such trademark and trade name registrations for the Licensor Marks only in such jurisdictions, if any, where the Licensor, in its sole discretion, considers such filings/maintenance appropriate.  The Licensee shall reasonably cooperate with the Licensor in the maintenance of such rights and registrations and shall do such acts and execute such instruments as are reasonably necessary or appropriate for such purpose (at the Licensor’s expense).  The Licensee shall use the following notice once per document when referring to the Index or any of the Licensor Marks in any informational materials to be used in connection with the Fund (including, where applicable, brochures and promotional and any other similar informational materials, and any documents or materials required to be filed with governmental or regulatory agencies, including any prospectus, registration statement or similar document relating to the Fund) that in any way use or refer to the Licensor, the Index or any of the Licensor Marks (collectively, the “Informational Materials”):

“CRESCENT CRYPTO” and [Crescent Crypto]  IndexTM,” are trademarks of Crescent Crypto Asset Management, LLC and have been licensed for use for certain purposes by [INSERT Name of Licensee].  [INSERT Name of Fund]  based on the [Crescent Crypto] IndexTM are not sponsored, endorsed, sold or promoted by Crescent Crypto Asset Management, LLC or its affiliates, and neither Crescent Crypto Asset Management, LLC nor any of its affiliates makes any representations regarding the advisability of trading in such fund(s)/product(s).

or such similar language as may be approved in advance in writing by the Licensor. Licensee may display the notice once per document as a footer or in other customary location.

(b)         Except for the rights expressly granted to the Licensee hereunder, the Licensee agrees that the Licensor Marks and all Intellectual Property and other rights related thereto, together with all applications, registrations associated with any of the Licensor Marks, are and shall remain the sole and exclusive property of the Licensor.  The Licensee acknowledges that each of the Licensor Marks is part of the business and goodwill of the Licensor and agrees that it shall not, during the term of this Agreement or thereafter, contest the fact that the Licensee’s rights in the Licensor Marks under this Agreement: (i) are limited solely to the use of the Licensor Marks as expressly provided in Section 1(a), and (ii) shall cease upon termination of this Agreement, except as otherwise expressly provided herein.  The Licensee shall not use or attempt to register (or authorize any other party to use or register), the Licensor Marks or any confusingly similar designation, trademark, service mark, or trade name anywhere in the world for any purposes whatsoever other than as expressly permitted in this Agreement.  The Licensee recognizes the significant value of the reputation and goodwill associated with the Licensor Marks and acknowledges that such goodwill associated with the Licensor Marks belongs exclusively to the Licensor, and that the Licensor, is the owner of all right, title and interest in and to the Licensor Marks.  The Licensee further acknowledges that all rights in any translations, derivatives or modifications in the Licensor Marks which may be created by or for the Licensee shall be and shall remain the exclusive property of the Licensor and said property shall be and shall remain a part of the licensed Intellectual Property subject to the provisions and conditions of this Agreement.  The Licensee shall never, either directly or indirectly, contest the validity or Licensor’s exclusive ownership of the Index, the Licensor Marks, and/or any Intellectual Property associated therewith.

(c)         The Licensor and Licensee each agree that, to the extent Licensee uses the Licensor Marks in conjunction with the Licensee’s own trademark(s) (e.g., in connection with the name of the Fund), neither party shall own, register, license or assign such resulting “Composite Mark,” and each party will retain the exclusive ownership and proprietary rights in its respective trademark(s).  The parties shall consult and cooperate with each other to take such action as may be reasonably necessary to maintain the validity and enforceability of any such Composite Mark, and to protect such marks from unauthorized use, during the Term.  Any such Composite Mark shall be identified on Exhibit B as pre-approved names.

(d)         The Licensee shall use its commercially reasonable best efforts to protect the goodwill and reputation of the Licensor, the Index and the Licensor Marks in connection with its use of the Index and any of the Licensor Marks under this Agreement.  The Licensee shall submit to the Licensor, for the Licensor’s prior review and approval, all content for Informational Materials with respect to the description of the Licensor, the Index, the Index Data, the Confidential Index Data, and/or use of any of the Licensor Marks.  For the avoidance of doubt, such content may not be used without prior approval of Licensor. The Licensor shall notify the Licensee, in writing, of its approval or disapproval of any content for Informational Materials within three (3) business days (excluding any day that is a Saturday or Sunday or a day on which The New York Stock Exchange is closed) following receipt thereof from the Licensee.  In the event that Licensee does not receive such written consent or approval within three (3) business days, then the Licensor shall be deemed to have approved such content for Information Materials.  Once any such content for Informational Materials with respect to the description of the Licensor, the Index, the Index Data, the Confidential Index Data, and/or use of any of the Licensor Marks has been approved by the Licensor in accordance with this Section, subsequent content for Informational Materials which does not alter materially (in the Licensor’s reasonable determination), the description of the Licensor, the Index, the Index Data, the Confidential Index Data, and/or use of the Licensor Marks, as the case may be, need not be submitted for additional review and approval by the Licensor.

 (e)        If at any time the Licensor is of the opinion that the Licensee is not properly using Licensor’s Intellectual Property in connection with the Fund or Informational Materials, or that the standard of quality of the Fund,  the Informational Materials, or the Licensee’s activities under this Agreement do not conform to reasonable industry standards and/or the Licensee’s obligations under this Agreement, the Licensor may give written notice to the Licensee to that effect.  Upon receipt of such notice, the Licensee shall use commercially reasonable efforts to promptly correct the defects in the non-conforming aspects of the Fund,  the Informational Materials, or activities so that they comply with this Agreement, or, at Licensee’s option, cease the allegedly non-conforming aspects of the Fund or the Informational Materials and any other non-conforming activities (in each case, subject to regulatory requirements).  For the avoidance of doubt, the Licensee’s failure to comply with the provisions of Section 1, Section 2, Section 6, Section 7 and/or Section 8 of this Agreement shall constitute a material breach by the Licensee.

8.          Proprietary Rights; Confidentiality.

(a)         The Licensee expressly acknowledges and agrees that the Index is selected, compiled, coordinated, arranged and prepared by the Licensor through the application of methods and standards of judgment used and developed through the expenditure of considerable work, time and money by the Licensor.

(b)         Without limiting the Licensee’s obligations under Section 8(a) above, the parties understand and agree that in the performance of this Agreement each party may have access to Confidential Information of the other party.  For purposes of this Agreement, “Confidential Information” shall mean information or data (i) that is labeled or identified clearly as confidential by the disclosing party; or (ii) in respect of which the receiving party has received from the disclosing party specific written notice of its proprietary and confidential nature, either prior to or concurrently with the disclosure; or (iii) that would reasonably be perceived to be confidential based on its nature and the method of disclosure.  For the avoidance of doubt, Confidential Index Data shall constitute Confidential Information of the Licensor.  Neither party shall disclose, directly or indirectly, in whole or in part, to any third person or entity, any Confidential Information which it receives from the other party, except that any such information may be disclosed to a party’s employees, agents, contractors or advisors: (y) to the extent that party reasonably determines such disclosure to be necessary for the performance of such party’s obligation hereunder; and (z) provided that the receiving party is under obligations of confidentiality.  Neither party shall use the Confidential Information of the other party for its own benefit, nor copy or reproduce such Confidential Information, except as reasonably necessary to perform its obligations under this Agreement.  Each party shall use the same degree of care in safeguarding the Confidential Information of the disclosing party as it uses for its own confidential and proprietary information of a similar nature, but not less than a reasonable degree of care.

(c)         Notwithstanding the foregoing in Section 8(b), information and data disclosed shall not be deemed to be Confidential Information of the disclosing party, and the receiving party shall have no obligation to treat such information and data as Confidential Information, if such information and data: (i) was known by the receiving party at the time of such disclosure; (ii) was known to the public at the time of such disclosure; (iii) becomes known to the public (other than by act of the receiving party) subsequent to such disclosure; (iv) is disclosed lawfully to the receiving party by a third party subsequent to the disclosure; (v) is developed independently by the receiving party without reference to the Confidential Information; or (vi) is approved in writing by the disclosing party for disclosure.  In the event Confidential Information of the receiving party is required by law to be disclosed by the receiving party, the disclosing party shall provide prior written notice of such required disclosure to the disclosing party and provide the other party an opportunity, if possible, to prevent disclosure, which may include seeking a protective order.  Each party also may disclose Confidential Information if requested by any governmental authority, taxing authority or self-regulatory authority, provided, however, that the disclosing party, if permitted, will promptly notify the non-disclosing party if it provides Confidential Information in response to any such request.  The parties will reasonably cooperate in any such proceeding.  Upon request by the disclosing party or upon termination of this Agreement, the receiving party shall return to the disclosing party all copies of the Confidential Information or other materials incorporating Confidential Information in the possession of its employees, agents or advisors or, if so instructed by the disclosing party, the receiving party shall destroy all such copies, except that the parties shall be permitted to retain copies of the Confidential Information solely for the purposes of complying with regulatory record keeping requirements.

9.          Representations; Warranties; Disclaimers.

(a)         Each party represents and warrants to the other that: (i) it has the authority to enter into this Agreement according to its terms; (ii) it has and will maintain during the Term, all permits, consents, licenses, and registrations applicable to it and necessary to perform its obligations and exercise its rights hereunder; and (iii) its execution and delivery of this Agreement and its performance hereunder will not violate any agreement applicable to it or violate any Applicable Law.  The Licensee represents and warrants to the Licensor that the Fund listed for trading, and the marketing and promotion thereof, by the Licensee will not violate any agreement applicable to the Licensee or violate any Applicable Law, in each case with respect to its use of the Index, the Index Data, and the Confidential Index Data and performance of its other obligations and exercise of its rights hereunder.  Without limiting the generality of the foregoing, the Licensee further represents and warrants that the Licensee will cause the Trust and the Fund to comply with all Applicable Law.

(b)         The Licensee shall include the statement contained in Exhibit D in each prospectus, registration statement or substantially similar disclosure document of the Fund, and the Licensee expressly agrees to be bound by the terms of the statement contained in Exhibit D (which terms are expressly incorporated herein by reference and made a part hereof). For the avoidance of doubt, the statement contained in Exhibit D shall not be required in promotional materials, websites, or advertising materials for the Fund that are not a prospectus, registration statement, or substantially similar disclosure document. TO THE MAXIMUM EXTENT PERMITTED BY LAW,  IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING UNDER OR RELATING TO THIS AGREEMENT OR FOR LOST PROFITS, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. [Note to draft: Crescent can seek to include it in any agreement it has with an exchange about publishing the index data. USCF is willing to include the second paragraph in the actual fund disclosure doc but not in fact sheets, and other similar info. Also, no need to furnish the disclosure docs because they will be publicly available at www.sec.gov and on the fund’s website.]

(c)         Without limiting the disclaimers set forth in this Agreement (including in Exhibit D), in no event shall the cumulative liability of the Licensor and its affiliates to the Licensee and its affiliates under or relating to this Agreement at any time exceed the aggregate amount of Fees received by the Licensor pursuant to this Agreement in the twelve-month period prior to such time.

(d)         The Licensor represents and warrants that it has the right to grant licenses of the Index and Licensor Marks as granted herein and that, to its knowledge, use of the Index and the Licensor Marks by the Licensee as permitted under this Agreement shall not infringe any Intellectual Property of any person not a party to this Agreement.

10.        Indemnification.

(a)         Except as may be covered by the Licensor’s indemnification obligations pursuant to Section 10(b), the Licensee shall indemnify, defend and hold harmless the Licensor and its affiliates, and their respective officers, directors, members, employees, agents, representatives, successors and assigns against any and all judgments, damages, liabilities, charges and expenses, costs and losses of any kind (including reasonable attorneys’ and experts’ fees and court costs) (collectively, “Losses”) that arise out of or relate to any third-party claim, action or proceeding: (i) arising out of this Agreement; and/or (ii) related to the Fund or its operation.

(b)         The Licensor shall indemnify, defend and hold harmless the Licensee and its officers, directors, members, employees, agents, representatives, successors and assigns against any and all Losses that arise out of or relate to any third-party claim, action or proceeding: (i) arising out of the Licensor’s breach of its representations and warranties under Section 9(a) and/or (ii) alleging that the Licensee’s use of the Licensor Marks or the Index, in each case in accordance with this Agreement, infringes such third party’s Intellectual Property rights in the Territory.

(c)         Each party’s indemnification obligations under this Agreement are conditioned upon: (i) the indemnified party providing the indemnifying party with prompt written notice of the existence of a claim; provided however, that failure to provide such notice will not relieve the indemnifying party from its liability or obligation under this Agreement except to the extent of any material prejudice directly resulting from such failure; (ii) the indemnifying party having, as its option, sole control and authority over the defense or settlement of such action; and (iii) the indemnified party reasonably cooperating with the indemnifying party, at the indemnifying party’s sole cost and expense, in the defense of any claim.  The indemnifying party will not accept any settlement which does not provide the indemnified party with a complete release or imposes liability not covered by these indemnifications or places restrictions on the indemnified party without the indemnified party’s prior written consent, which consent will not be unreasonably withheld or delayed.  The indemnified party may participate in the defense of any claim through its own counsel, and its own expense.

(d)         The indemnification provisions set forth herein are solely for the benefit of the indemnified parties and all persons with rights of indemnification hereunder and are not intended to, and do not, create any rights or causes of actions on behalf of any third party.

11.        Suspension of Performance.

Notwithstanding anything herein to the contrary, and except for the Licensee’s payment obligations, neither party shall bear any responsibility or liability to the other party or to third parties for any losses arising out of any delay in or interruptions of performance of their respective obligations under this Agreement due to any act of God, act of governmental authority, or act of public enemy, or due to war, the outbreak or escalation of hostilities, riot, fire, flood, civil commotion, insurrection, labor difficulty (including, without limitation, any strike, other work stoppage, or slow-down), severe or adverse weather conditions, power failure, communications line or other technological failure, or other similar cause beyond the reasonable control of the party so affected.

12.        General.

(a)         Assignment.  The Licensor will not assign or otherwise transfer (whether by operation of law, merger, consolidation, sale of all or substantially all of its assets, stock, or otherwise) this Agreement or any of its rights or obligations hereunder without: (i) ninety (90) days’ prior written notice to the Licensee; and (ii) the provision to the Licensee of a written instrument evidencing the assignee’s agreement and assumption of all rights and obligations under this Agreement.  The Licensee will not assign or otherwise transfer (whether by operation of law, merger, consolidation, sale of all or substantially all of its assets, stock, or otherwise) this Agreement or any of its rights or obligations hereunder without: (i) ninety (90) days’ prior written notice to the Licensor; and (ii) the provision to the Licensor of a written instrument evidencing the assignee’s agreement and assumption of all rights and obligations under this Agreement.  Any act which is inconsistent with the terms of this Section shall be null and void and unenforceable.  Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their permitted successors and assigns.  Nothing in this Agreement (or any related agreement or arrangement between the parties hereto), express or implied, is intended to or shall confer on any other person or entity (including, without limitation, any purchaser/investor of the Fund), any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement (or any such related agreement or arrangement between the parties hereto).

(b)         Interpretation.  All references to Sections shall be deemed references to Sections of this Agreement, except as otherwise provided.  As used herein, the singular includes the plural, the plural includes the singular, and words in one gender include the other.  As used herein, the terms “herein,” “hereunder” and “hereof” refer to the whole of this Agreement, the terms “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation,” and “or” is disjunctive but not necessarily exclusive.  Section headings are for reference purposes only and are not intended to create substantive rights or obligations.  Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation of this Agreement.  Any ambiguities will be clarified in an equitable manner without regard to authorship and minor errors and misspellings will be corrected to give maximum effect to obvious intent.

(c)         Applicable Law; Venue.  This Agreement will be governed by, construed and enforced in accordance with the laws of the State of New York without regard to conflicts of laws principles.  Each party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the federal (or, if federal jurisdiction is not available, state) courts situated in the City of New York,  New York which shall have exclusive jurisdiction to hear and settle any and all matters relating to this Agreement.

(d)         Relationship.  Nothing hereunder will be deemed to create, expressly or by implication, any partnership, joint venture, agency, franchise, sales representative, principal-agent relationship, or employment relationship between the parties.  Each party is acting as an independent contractor with respect to its obligations under this Agreement.  Neither party will have the right or authority to incur obligations of any kind in the name of or for the account of the other nor to commit or bind the other to any contract or other obligation.

(e)         Amendment; Waiver; Severability.  No amendment or modification of this Agreement, nor any waiver of any rights, will be effective unless assented to in writing by the party to be charged, and the waiver of any breach or default will not constitute a waiver of any other right hereunder or any subsequent breach or default.  If, for any reason whatsoever, any one or more provisions of this Agreement shall be found to be inoperative, invalid, or unenforceable in a particular circumstance or inapplicable to a particular person or other entity by a court of competent jurisdiction, such finding shall neither render such provision inoperative, invalid, or unenforceable in any other circumstance or inapplicable to any other person or other entity, nor render any other provision of this Agreement inoperative, invalid, unenforceable, or inapplicable.  In such case, the parties shall promptly negotiate in good faith to replace that provision with one that achieves the parties’ intended purpose but avoids the defect of the original provision.

(f)         Notices.  Any notice required or desired to be delivered under this Agreement will be in writing and will be delivered by email, courier service, postage prepaid mail or personal delivery or other similar means and will be effective upon actual receipt by the party to which such notice will be directed, addressed as set forth below (or to such other address as the party entitled to notice will hereafter designate in accordance with the terms of this Agreement):

If to the Licensor:

Crescent Crypto Index Services LLC

101 Hudson Street

Suite 2100

Jersey City, NJ 07302

Attn: Christopher Matta

Email:  chris@crescentcrypto.com

If to the Licensee:

United States Commodity Funds, LLC

1850 Mt. Diablo Blvd, Suite 640

Walnut Creek, CA 94596

Attn: John P. Love, President and Chief Executive Officer

Email: jlove@uscfinvestments.com

With a copy to:

Daphne G. Frydman, General Counsel

Email: dfrydman@uscfinvestments.com

(g)         Injunctive Relief.  The Licensor and the Licensee agree that the unauthorized use by any party of the other party’s Confidential Information and/or Intellectual Property will diminish the value of such Confidential Information and/or Intellectual Property and will cause substantial and irreparable damage to the party whose Confidential Information and/or Intellectual Property was improperly disclosed or used, and that the remedies generally available at law may be inadequate.  Accordingly, the Licensor and the Licensee agree that a breach of the parties’ respective obligations relating to Confidential Information and/or Intellectual Property shall entitle the Licensor (in the case of a breach by the Licensee) or the Licensee (in the case of a breach by the Licensor), after providing notice of such breach and an opportunity to cure consistent with Section 5(a) herein, to seek equitable relief to protect its interest herein, including injunctive relief, as well as money damages.

(h)         Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto, which are hereby expressly incorporated into and made a part of this Agreement): (i) represents the entire agreement between the parties and supersedes all prior (and except for any expressly entered into simultaneously with this Agreement or expressly incorporated by reference into this Agreement), any and all contemporaneous agreements, understandings, statements, representations and warranties relating to the subject matter of this Agreement; and (ii) may only be amended, canceled or rescinded by a writing signed by both parties.

(i)          Execution.  This Agreement may be executed in two or more counterparts (delivery of which may occur via facsimile or electronic mail attachment in “pdf” or similar format), each of which shall be binding as of the Effective Date, and all of which shall constitute one and the same instrument.  Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.  The person signing below represents that they are duly authorized to execute this Agreement for and on behalf of the Party for whom they are signing.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

Crescent Crypto Index Services LLC

By:	/s/ Chris Matta
Name: Christopher Matta
Title: Co-Founder
Date: May 7, 2019

United States Commodity Funds LLC

By:	/s/ John Love
Name: John P. Love
Title: President and CEO
Date: May 7, 2019

EXHIBIT A

•     Index:  The Licensor’s index currently proposed by the Licensor to be referred to as the “Crescent Crypto Core II IndexTM” or such other name as later designated by the Licensor.

•     Licensor Marks:  [“Crescent CryptoTM”, “Crescent Crypto Core II IndexTM”]

EXHIBIT B

•     Fund Name:   The Fund name shall include “Crescent Crypto” and is subject to the Licensor’s prior approval pursuant to Section 1, and is agreed upon initially to be USCF Crescent Crypto Index Fund.

•     Territory:  United States

•     Confidential Index Data: [Description of requested Index Data (if any).]

•     Index Data:  [The index data that will be needed for the filings, fact sheets, website, etc. will be determined at a later date and in consultation with Crescent.]

•     Website Provider:  [Anticipated to be ALPS, to be confirmed at a later date.]

EXHIBIT C

Fees:

The Licensee agrees to pay the Licensor a licensing fee of 10 bps.

EXHIBIT D

Disclaimers

THE LICENSOR DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE [CRESCENT CRYPTO INDEXTM]  OR ANY DATA INCLUDED THEREIN AND THE LICENSOR SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN.  THE LICENSOR MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY [THE LICENSEE], OWNERS OF THE [FUND], OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE [CRESCENT CRYPTO INDEXTM]  OR ANY DATA INCLUDED THEREIN.  THE LICENSOR MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE [CRESCENT CRYPTO INDEXTM]  OR ANY DATA INCLUDED THEREIN, WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE LICENSOR HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.  THERE ARE NO THIRD-PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN LICENSOR AND [THE LICENSEE].